SUB-ITEM 77D(G)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                              AIM TAX-EXEMPT FUNDS

On December 13, 2007, the Board of Trustees (the "Board") of AIM Tax-Exempt Funds on behalf of AIM High Income Municipal Fund and AIM Tax-Free Intermediate Fund (the "Funds"), approved permitting the Funds to borrow from banks for leverage in an amount not exceeding 5% of the Funds' total assets (not including the amount borrowed) at the time the borrowings is made.